Exhibit 99.2

Unaudited Pro forma Condensed Combined Financial Statements

On January 10, 2007, The TriZetto Group, Inc. (“TriZetto”), completed its acquisition of all of the issued and outstanding capital stock of Quality Care Solutions, Inc. (“QCSI”). The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed combined balance sheet as of September 30, 2006, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2006 and the year ended December 31, 2005, are presented herein. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of TriZetto and QCSI as of September 30, 2006. The unaudited pro forma condensed combined statements of operations were prepared using the historical statements of operations of TriZetto and QCSI for the nine months ended September 30, 2006 and for the year ended December 31, 2005.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had been completed on September 30, 2006, and combines the unaudited condensed balance sheets of TriZetto and QCSI. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2006 and for the year ended December 31, 2005 give effect to the acquisition as if it had occurred on January 1, 2005.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements, and the accompanying notes, are based upon the respective historical consolidated and combined financial statements of TriZetto and QCSI, and should be read in conjunction with TriZetto’s historical financial statements and related notes, TriZetto’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in TriZetto’s Annual Report on Form 10-K for the year ended December 31, 2006, and QCSI’s financial statements presented herein.

THE TRIZETTO GROUP, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2006

(in thousands)

	TriZetto	QCSI	Pro forma			Pro forma Combined
	(As Reported)
ASSETS
Current assets
Cash and cash equivalents	$87,471	$11,372	$(72,200)	(A	)	$26,643
Restricted cash	921	—	—			921
Accounts receivable, net	58,507	5,681	—			64,188
Prepaid expenses and other current assets	12,087	1,054	—			13,141
Deferred tax assets	406	2,769	(2,769)	(B	)	406

Total current assets	159,392	20,876	(74,969)			105,299
Property and equipment, net	25,113	2,714	—			27,827
Capitalized software development costs, net	28,520	—	—			28,520
Goodwill	75,845	56	91,628	(C	)	167,529
Other intangible assets, net	28,590	1,549	55,656	(C	)	85,795
Other assets	10,807	907	(907)	(B	)	10,807

Total assets	$328,267	$26,102	$71,408			$425,777

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$405	$954	$(752)	(D	)	$607
Current portion of capital lease obligations	1,089	15	—			1,104
Accounts payable	14,968	1,821	—			16,789
Accrued liabilities	47,052	4,795	10,200	(E	)	62,047
Preferred stock warrants	—	4,378	(4,378)	(F	)	—
Deferred revenue	29,825	8,207	(3,171)	(G	)	34,861

Total current liabilities	93,339	20,170	1,899			115,408
Long-term notes payable	—	316	(316)	(D	)	—
Long-term convertible debt	100,000	—	—			100,000
Long-term revolving line of credit	6,000	—	75,000	(A	)	81,000
Capital lease obligations	867	31	—			898
Deferred revenue	4,422	461	(316)	(G	)	4,567
Other long-term liabilities	1,719	265	—			1,984

Total liabilities	206,347	21,243	76,267			303,857

Preferred stock	—	21,907	(21,907)	(H	)	—

Stockholders’ equity (deficit)
Common stock	44	12	(12)	(H	)	44
Treasury stock	—	(3,909)	3,909	(H	)	—
Additional paid-in capital	372,191	1,030	(1,030)	(H	)	372,191
Accumulated deficit	(250,315)	(14,181)	14,181	(H	)	(250,315)

Total stockholders’ equity (deficit)	121,920	(17,048)	17,048			121,920

Total liabilities, preferred stock and stockholders’ equity	$328,267	$26,102	$71,408			$425,777

See accompanying Notes to Unaudited Pro forma Condensed Combined Financial Statements.

THE TRIZETTO GROUP, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2006

(in thousands, except per share data)

	TriZetto	QCSI	Pro forma Adjustments			Pro forma Combined
	(As Reported)
Revenue:
Services and other	$202,986	$30,198	$—			$233,184
Products	56,479	11,968	—			68,447

Total revenue	259,465	42,166	—			301,631

Operating costs and expenses:
Cost of revenue – services and other	124,165	17,528	—			141,693
Cost of revenue – products (excludes amortization of acquired technology)	10,944	524	—			11,468
Research and development	31,807	9,833	—			41,640
Selling, general and administrative	80,848	11,140	—			91,988
Amortization of acquired technology	3,090	—	1,727	(I	)	4,817
Amortization of acquired other intangible assets	654	304	3,139	(I	)	4,097

Total operating costs and expenses	251,508	39,329	4,866			295,703

Income from operations	7,957	2,837	(4,866)			5,928
Interest income	2,772	291	(2,572)	(J	)	491
Interest expense	(2,492)	(88)	(4,922)	(K	)	(7,502)
Other income	180	(1,323)	—			(1,143)

Income (loss) before (provision for) benefit from income taxes	8,417	1,717	(12,360)			(2,226)
(Provision for) benefit from income taxes	(848)	(1,066)	1,780	(L	)	(134)
Cumulative effect of an accounting change	—	(2,916)	2,916	(M	)	—

Net income (loss)	$7,569	$(2,265)	$(7,664)			$(2,360)

Net income per share:
Basic	$0.18					$(0.06)
Diluted	$0.17					$(0.06)
Shares used in computing net income per share:
Basic	42,270					42,270
Diluted	45,466					42,270

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE TRIZETTO GROUP, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2005

(in thousands, except per share data)

	TriZetto	QCSI	Pro forma Adjustments			Pro forma Combined
	(As Reported)
Revenue:
Services and other	$243,483	$30,847	$—			$274,330
Products	48,736	17,253	—			65,989

Total revenue	292,219	48,100	—			340,319

Operating costs and expenses:
Cost of revenue – services and other	144,318	18,696	—			163,014
Cost of revenue – products (excludes amortization of acquired technology)	14,210	419	—			14,629
Research and development	31,655	9,661	—			41,316
Selling, general and administrative	76,758	13,083	—			89,841
Amortization of acquired technology	660	—	2,303	(I	)	2,963
Amortization of acquired other intangible assets	2,225	308	4,185	(I	)	6,718

Total operating costs and expenses	269,826	42,167	6,488			318,481

Income from operations	22,393	5,933	(6,488)			21,838
Interest income	1,619	41	(2,166)	(J	)	(506)
Interest expense	(1,579)	(152)	(6,563)	(K	)	(8,294)

Income (loss) before (provision for) benefit from income taxes	22,433	5,822	(15,217)			13,038
(Provision for) benefit from income taxes	(412)	2,115	274	(L	)	1,977

Net income (loss)	$22,021	$7,937	$(14,943)			$15,015

Net income per share:
Basic	$0.52					$0.36
Diluted	$0.48					$0.33
Shares used in computing net income per share:
Basic	41,948					41,948
Diluted	45,503					45,503

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The TriZetto Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements of The TriZetto Group, Inc. (“TriZetto”) for the nine months ended September 30, 2006 and the year ended December 31, 2005 give effect to the acquisition of Quality Care Solutions, Inc. (“QCSI”) as if it had been completed on January 1, 2005. The unaudited pro forma condensed combined balance sheet as of September 30, 2006 gives effect to the acquisition of QCSI as if it had occurred on September 30, 2006.

The unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet were derived by adjusting TriZetto’s historical financial statements for the acquisition of QCSI. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations are provided for informational purposes only and should not be construed to be indicative of TriZetto’s financial position or results of operations had the transaction been consummated on the dates indicated and do not project TriZetto’s financial position or results of operations for any future period or date.

The unaudited pro forma condensed combined balance sheet and unaudited condensed combined statements of operations and accompanying notes should be read in conjunction with TriZetto’s historical financial statements and related notes, TriZetto’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in TriZetto’s Annual Report on Form 10-K for the year ended December 31, 2006, and QCSI’s financial statements presented herein.

Note 2. Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $157.4 million. QCSI stockholders, warrantholders and optionholders will also be entitled to receive contingent consideration up to a total of $12.0 million, which includes (i) an aggregate cash payment of $5.0 million on January 31, 2008 (the “Holdback”), included in the amount below, and (ii) a contingent aggregate cash payment of up to $7.0 million on January 31, 2008, based upon license and software maintenance revenues arising from the sale of QCSI products for the twelve (12) month period commencing on January 1, 2007 and ending on December 31, 2007. The amount of the Holdback will be reduced if QCSI has negative working capital, as defined in the Merger Agreement, on the closing date, or to the extent TriZetto is entitled to claims for indemnification as specified in the Merger Agreement. The estimated total purchase price as of January 10, 2007 for the acquisition is as follows (in thousands):

Cash	$147,200
Holdback payment	5,000
Estimated acquisition costs	5,200

$157,400

The final purchase price is dependent on the actual final direct acquisition costs and potential future contingent payments. Based on the estimated purchase price, the preliminary purchase price allocation as of January 10, 2007, subject to change pending completion of the final valuation and analysis, is as follows (in thousands):

Tangible assets	$24,600
Goodwill	91,400
Customer relationships	39,900
Trade name	900
Core technology	9,500
Existing technology	6,700

Total assets acquired	173,000
Liabilities assumed	(15,600)

Net assets acquired	$157,400

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Customer relationships and core technology are being amortized on a straight line basis over ten years. The intangible asset related to QCSI’s trade name and existing technology are being amortized on a straight line basis over five years.

THE TRIZETTO GROUP, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Statement—(Continued)

Note 3. Pro forma Adjustments

The following pro forma adjustments are based upon management’s preliminary estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization.

(A)	Represents borrowings of $75.0 million on TriZetto’s line of credit to help fund the acquisition and $147.2 million paid in cash to QCSI stockholders, warrantholders and optionholders in connection with the acquisition. The $147.2 million paid to QCSI stockholders, warrantholders and optionholders does not include the contingent consideration of up to $12.0 million, which could potentially be paid under certain circumstances.

(B)	Represents the elimination of QCSI’s deferred tax assets. Deferred tax assets associated with the intangible assets will be determined upon the final allocation of the purchase price.

(C)	Represents $91.6 million of goodwill and $57.2 million of other intangible assets resulting from the transaction, as if the acquisition had been completed on September 30, 2006. The final valuation of the purchase price allocation between goodwill and identifiable intangible assets has not yet been completed. These amounts represent the Company’s best estimates and are subject to change pending completion of the final valuation and analysis. Other intangible assets, net also includes the elimination of QCSI’s intangible assets related to MyHealthBank, Inc. of $1.5 million.

(D)	Represents the payoff of QCSI’s note payable to Silicon Valley Bank in connection with the acquisition.

(E)	Represents estimated transaction costs of $10.2 million associated with the acquisition, which includes the $5.0 million Holdback payment.

(F)	Represents the elimination of QCSI’s preferred stock warrants, which have been terminated due to the acquisition of all QCSI issued and outstanding shares.

(G)	Represents the write-off of approximately $3.5 million of QCSI’s software license deferred revenue, which does not represent a legal obligation assumed by TriZetto in accordance with EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree.

(H)	Represents the elimination of the historical preferred stock and equity accounts of QCSI.

(I)	Represents the acquired intangible assets amortization resulting from the transaction, as if the acquisition has been completed on January 1, 2005. Additionally, amortization expense will vary from amounts presented when the final valuation related to the QCSI acquisition is completed, and the allocation between goodwill and identifiable assets is recorded.

(J)	Represents the reduction of interest income related to the cash paid for QCSI had the transaction been completed on January 1, 2005.

(K)	Represents the increase in interest expense related to the additional $75.0 million of borrowings that would have been drawn from TriZetto’s line of credit to help fund the acquisition had the transaction been completed on January 1, 2005.

(L)	Represents the tax effect of the adjustments to the pro forma statements of operations at an effective rate of 14.4% and 1.8% for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively.

(M)	Represents the cumulative effects of an accounting change included in QCSI’s historical financial statements, which should be excluded from the pro forma income statement.